As filed with the Securities and Exchange Commission on
September 19, 2002			Registration No. ____________________
___________________________________________________

SECURITIES AND EXCHANGE COMMISION WASHINGTON, D.C. 20549 __________________________________________________

FORM S-8 REGISTRATION STATEMENT Under the Securities Act of 1933 __________________________________________________

SOUTHERN HERITAGE BANCORP, INC. (Exact name of Registrant as Specified in its Charter)

GEORGIA (State or other jurisdiction of incorporation or organization)		58-2386654 (I.R.S. Employer Identification No.)

3461 Atlanta Highway P. O. Box 907 Oakwood, Georgia 30566 (Address of principal executive offices including zip code)

2002 STOCK OPTION PLAN (Full Title of the Plan)

C. Ricky Stowe Southern Heritage Bancorp, Inc. 3461 Atlanta Highway P. O. Box 907 Oakwood, Georgia 30566 (770) 531-1240 (Name and address, and telephone number of agent for service)

Please send copies of all correspondence to: T. Treadwell Syfan Stewart, Melvin & Frost Attorneys at Law Hunt Tower, 200 Main Street P. O. Box 3280 Gainesville, Georgia 30503 (770) 536-0101

CALCULATION OF REGISTRATION FEE __________________________________________________

Title of Securities Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock $5.00 par value	300,000 shrs.	$11.00/$8.62/$9.64	$3,181,000	$293.00
         ____________________________

(1)

Plus such indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of a stock dividend or certain other capital adjustments.

(2)

Calculated for the purpose of determining the registration fee pursuant to Rule 457(h). For purposes of such calculation, shares (227,500) subject to options which have already been approved are deemed to be offered at the prices at which such options may be exercised ($11.00); other shares (20,000) subject to options which have already been approved are deemed to be offered at the prices at which such options may be exercised ($8.62); shares (52,500) which may be the subject of stock options which may be granted in the future are deemed to be offered at $9.64 per share, the book value of the registrant's common stock as of August 31, 2002, since no public market presently exists for such stock.

(3)		$92 per $1,000,000 of the maximum aggregate offering price.

_______________________________________________________________________________

An index of all Exhibits attached hereto is provided at page 8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement and made a part hereof:

(1) Annual Report of Southern Heritage Bancorp, Inc. ("SHB") on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

(2) All other reports filed by SHB pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (1) above.

(3) The description of SHB common stock contained in SHB's Registration Statement on Form 10-SB filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 on April 27, 2000, as amended May 24, 2000 and June 14, 2000.

All documents subsequently filed by SHB pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of common stock of SHB to be issued under the Plan will be passed upon by Stewart, Melvin & Frost, LLP, Attorneys-at-Law, Suite 600, Hunt Tower, 200 Main Street, Gainesville, Georgia 30501. T. Treadwell Syfan is a partner in the firm and is a stockholder of SHB, owning shares of SHB Stock having a value of less than $10,000.

Item 6. Indemnification of Directors and officers.

Consistent with the pertinent provisions of the laws of Georgia, SHB's bylaws provide that SHB shall have the power to indemnify its directors and officers against expenses (including attorney's fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of SHB and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (a) by the Board of Directors of SHB, (b) in certain circumstances, by independent legal counsel in a written opinion, or (c) by the affirmative vote of a majority of the shares entitled to vote.

The foregoing right of indemnification or reimbursement is not exclusive of other rights to which such person may be entitled as a matter of law.

In addition, Georgia law provides broad discretion to directors and shareholders of corporations to indemnify officers, directors and employees against liabilities and expenses of defending civil (and in some cases criminal) matters. See Official Code of Georgia Annotated ("O.C.G.A.") Sections 14-2-851 and 14-2-857.

In general, the effect of the above-referenced statutes and of the by-laws of SHB is that SHB will indemnify its directors, officers and employees for reasonable expenses and damages actually incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of their being or having been directors, officers or employees of the corporation, provided that such persons are not finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of their duties for SHB. The by-laws also provide that SHB may purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnification is allowed under the by-laws. Pursuant to the by-laws, SHB has purchased insurance to indemnify its officers and directors.

The Articles of Incorporation of SHB provide that the directors of SHB have no personal liability to SHB or its shareholders for monetary damages for breach of duty of care or other duty as a director resulting from any act or omission other than personal liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of SHB, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for voting in favor of or assenting to distributions to shareholders which are unlawful under O.C.G.A. Section 14-2-640 where it is established he did not perform his duties in compliance with O.C.G.A. Section 14-2-830, or (iv) for any transactions from which the director received an improper personal benefit.

Item 8. Exhibits.

See Index of Exhibits at page and Exhibits immediately following the index.

Item 9. Undertakings.

(a) Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakwood, State of Georgia, on September 18, 2002.

SOUTHERN HERITAGE BANCORP, INC.

By: s/Tren Watson

Print Name: Tren Watson

Title: President and Chief

Executive Officer

Pursuant to the requirements to the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

NAME	POSITION	DATE

s/Tren Watson Tren Watson	Director; President and C.E.O.	9/18/02

s/C. Ricky Stowe C. Ricky Stowe	Corporate Treasurer, C.A.O. and C.F.O.	9/18/02

s/Lowell S. (Casey) Cagle Lowell S. (Casey) Cagle	Director; Chairman of the Board	9/18/02

s/C. Talmadge Garrison C. Talmadge Garrison	Director	9/18/02

s/Earl C. Gilleland Earl C. Gilleland	Director	9/18/02

s/A. Terry Hayes A. Terry Hayes	Director	9/18/02

s/Wm. David Merritt Wm. David Merritt	Director	9/18/02

s/Harold D. Nichols Harold D. Nichols	Director	9/18/02

s/Edward R. Quillian Edward R. Quillian	Director	9/18/02

s/Donald W. Smith Donald W. Smith	Director	9/18/02

INDEX OF EXHIBITS
Exhibit Number	Description	Sequential Page

5	Opinion of Stewart, Melvin & Frost, LLP	9

23.1	Consent of Mauldin & Jenkins, LLC	10

23.2	Consent of Stewart, Melvin & Frost, LLP (contained in Exhibit 5)	----

EXHIBIT 5

September 18, 2002

Southern Heritage Bancorp, Inc.

P. O. Box 907

Oakwood, Georgia 30566

Gentlemen:

We have acted as counsel for Southern Heritage Bancorp, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of the common stock of the Company, $5.00 par value per share, pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

In rendering the opinion contained herein, we have examined originals or photostatic or certified copies of all certificates, documents, agreements and other instruments as we have deemed appropriate.

Based upon the foregoing, we are of the opinion that each of the 300,000 shares of the common stock of the Company covered by the Registration Statement, when issued by the Company in accordance with the Southern Heritage Bancorp, Inc. 2002 Stock Option Plan, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is furnished by us solely for the benefit of the Company in connection with the filing of the Registration Statement. We consent to the use of this opinion as an exhibit to the Registration Statement, and to the references to this firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

STEWART, MELVIN & FROST, LLP

By: s/T. Treadwell Syfan

T. Treadwell Syfan, Partner

EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Southern Heritage Bancorp, Inc. on Form S-8 of our report, dated January 18, 2002, included in the Annual Report on Form 10-KSB of Southern Heritage Bancorp, Inc. for the year ended December 31, 2001.

s/MAULDIN & JENKINS, LLC

MAULDIN & JENKINS, LLC

Atlanta, Georgia

September 18, 2002